UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 30, 2014

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):



☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.Results of Operations and Financial Condition.

This current report on Form 8-K contains forward-looking statements that involve risks and uncertainties.  Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to them. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the Company’s most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or the Company’s other filings with the SEC, as the case may be. You should not place undue reliance on forward-looking statements, which apply only as of the date of this current report on Form 8-K.  The Company assumes no obligation to update these forward-looking statements.

On April 30, 2014, Pacific Biosciences of California, Inc. (the “Company”) released its financial results for the quarter ended March 31, 2014. The Company’s unaudited Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations and Comprehensive Loss and Condensed Consolidated Statements of Cash Flows are included as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

Revenue for the first quarter of 2014 totaled $11.6 million, compared to $5.6 million for the first quarter of 2013. First quarter 2014 revenue reflects the installation of nine PacBio RS II systems, compared to three PacBio RS systems during the first quarter of 2013. Total revenue for the first quarter of 2014 also included $1.7 million of revenue recognized pursuant to a development agreement the Company entered into with Roche Diagnostics during September 2013. The Company expects 2014 revenue to exceed that recognized during 2013; however, revenue may fluctuate quarter to quarter.

As of March 31, 2014, the Company’s backlog was comprised of 13 instruments.

Gross profit for the quarter ended March 31, 2014 totaled $2.7 million compared to a $0.9 million gross profit for the same period during 2013. The increase in gross profit from 2013 to 2014 primarily reflects the gross profit realized in 2014 relating to increases in contractual revenue. Gross margin for the first quarter of 2014 was 23.0% compared to 16.7% for the same period during 2013. Gross margin increased primarily due to the increase in contractual revenue partially offset by changes in product mix. Gross margin for the remainder of this year is expected to remain near current levels, subject to fluctuation on a quarterly basis due to the mix of instruments and consumables delivered each quarter and the geographies into which the products are sold.

Operating expenses totaled $20.9 million for the quarter ended March 31, 2014 compared to $21.5 million for the quarter ended March 31, 2013. Operating expenses for the first quarter of 2014 and 2013 included non-cash stock-based compensation of $2.1 million and $2.6 million, respectively. The Company anticipates quarterly operating expenses to remain consistent with the current quarter for the remainder of 2014.

Cash and investments at March 31, 2014 totaled $118.7 million, compared to $112.5 million at December 31, 2013.  During the quarter ended March 31, 2014, the Company received $20.6 million through the sale of common stock under its current “at-the-market” offering program. Excluding proceeds from the “at-the-market” offering, cash and investments decreased by $14.4 million compared to December 31, 2013, primarily reflecting $16.3 million of cash used in operating activities and $0.5 million of fixed asset purchases partially offset by $2.3 million of proceeds received from equity sales through the Company’s employee equity plans.

This current report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to them. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the Company’s most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or the Company’s other filings with the SEC, as the case may be. You should not place undue reliance on forward-looking statements, which apply only as of the date of this current report on Form 8-K. The Company assumes no obligation to update these forward-looking statements.

The information set forth in this Item 2.02, as well as Exhibit 99.1, 99.2 and 99.3 referenced therein, shall be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Condensed Consolidated Balance Sheets (unaudited)
99.2	Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)
99.3	Condensed Consolidated Statements of Cash Flows (unaudited)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Brian B. Dow
Brian B. Dow Vice President and Principal Accounting Officer

Date: April 30, 2014

EXHIBIT INDEX

Exhibit No.	Description
99.1	Condensed Consolidated Balance Sheets (unaudited)
99.2	Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)
99.3	Condensed Consolidated Statements of Cash Flows (unaudited)